Exhibit 3.243

LIMITED LIABILITY COMPANY AGREEMENT

OF

TELECHECK ACQUISITION LLC

This Limited Liability Company Agreement (this “Agreement”) of TeleCheck Acquisition LLC is entered into by TeleCheck Services Inc., a Delaware corporation, as the sole member (the “Member”).

The Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Act”), and hereby agrees as follows:

1.             Name.  The name of the limited liability company formed hereby is TeleCheck Acquisition LLC (the “Company”).

2.             Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.             Registered Office.  The address of the registered office of the LLC in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle.  The name of its registered agent as such address is Corporation Service Company.

4.             Member.  The name and the business, residence or mailing address of the Member are as follows:

Name	Address

TeleCheck Services, Inc.	5251 Westheimer
Houston, Texas 77056

5.             Powers.  The business and affairs of the Company shall be managed by the Member.  The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware.  Notwithstanding any other provisions of this Agreement, the Member is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person.

Affan Arain is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

6.             Dissolution.  The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member, (b) at any time that there are no members of the Company, unless the business of the Company is continued in accordance with the Act, or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

7.             Capital Contributions.  The Member has contributed the following amount, in cash, and no other property, to the Company:

$100.00

8.             Additional Contributions.  The Member is not required to make any additional capital contribution to the Company.  However, the Member may at any time make additional capital contributions to the Company.

9.             Allocation of Profits and Losses.  Because the Company is a business entity that has a single owner and is not a corporation, it is disregarded as an entity separate from its owner for federal income tax purposes under Section 301.7701-(c)(2)(i) of the U.S. Treasury Regulations.  Accordingly, all items of income, gain, loss, deduction and credit of the Company for all taxable periods will be treated for federal income tax purposes, and for state and local income and other tax purposes to the extent permitted by applicable law, as realized or incurred directly by the Member.

10.           Distributions.  Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

11.           Assignments.  The Member may assign in whole or in part its limited liability company interest.

12.           Resignation.  A Member may resign from the Company.

13.           Admission of Additional Members.  One (1) or more additional members of the Company may be admitted to the Company with the consent of the Member.

14.           Liability of Members.  The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

15.           Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the 12th day of April, 2002.

TELECHECK SERVICES, INC.

By:	/s/ Brian V. Mooney

Name:	Brian V. Mooney

Title:	Treasurer